AMENDMENT NO. 1 AND ACKNOWLEDGEMENT

AMENDMENT NO. 1 AND ACKNOWLEDGEMENT (this "**Amendment**"), dated as of September 23, 2005, to that certain Credit Agreement, dated as of May 27, 2004 (the "**Credit Agreement**"), among LEINER HEALTH PRODUCTS INC., a Delaware corporation (the "**Borrower**"), the Guarantor, the Subsidiary Guarantors, the Lenders, UBS SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers and joint book-runners (in such capacity, each an "**Arranger**"), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, "**Syndication Agent**"), CREDIT SUISSE FIRST BOSTON, as documentation agent (in such capacity, "**Documentation Agent**"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "**Swingline Lender**"), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, "**Issuing Bank**"), as administrative agent (in such capacity, "**Administrative Agent**") for the Lenders and as collateral agent (in such capacity, "**Collateral Agent**") for the Secured Parties and the Issuing Bank. All capitalized terms used but not defined herein shall have the meaning set forth in Article I of the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Borrower has requested that the Lenders amend the Credit Agreement to effect the changes described below;

WHEREAS, Section 11.02 of the Credit Agreement permits the Credit Agreement to be amended from time to time;

WHEREAS, Borrower has requested that the Lenders acknowledge and deem that the PFI Acquisition (as defined below) constitutes a Permitted Acquisition pursuant to the Credit Agreement, notwithstanding the failure to satisfy any requirements thereof;

WHEREAS, Borrower has requested that the Collateral Agent make certain amendments to the Security Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE Amendments.

(a) Section 1.01 of the Credit Agreement is hereby amended as follows:

(1) the definition of "Applicable Margin" is hereby amended by deleting such definition in its entirety and replacing it with the following:

"**Applicable Margin**" shall mean, so long as the credit facilities under this Credit Agreement have a debt rating of "B2" or better from Moody's and "B" or better from S&P, (A) until six months after September 23, 2005, 3.25 with respect to any Eurodollar Revolving Loan and 2.25 with respect to any ABR Revolving Loan, and 3.50 with respect to any Eurodollar Term Loan and 2.50 with respect to any ABR Term Loan, and (B) thereafter, with respect to any Revolving Loan, the applicable percentage set forth below:

Total Leverage Ratio	**ABR Loans**	**Eurodollar Loans**
<u>Level I</u> • 4.5:1.0	2.25	3.25
<u>Level II</u> < 4.5:1.0 but ≥ 4.0:1.0	2.00	3.00
<u>Level III</u> < 4.0:1.0	1.75	2.75

and with respect to any Term Loan, the applicable percentage set forth below:

Total Leverage Ratio	**ABR Loans**	**Eurodollar Loans**
<u>Level I</u> • 4.5:1.0	2.50	3.50
<u>Level II</u> < 4.5:1.0 but ≥ 4.0:1.0	2.25	3.25
<u>Level III</u> < 4.0:1.0	2.00	3.00

provided, *however*, that if the credit facilities under this Credit Agreement do not have a debt rating of "B2" or better from

Moody's and "B" or better from S&P, "**Applicable Margin**" shall mean, (A) until six months after September 23, 2005, 3.50 with respect to any Eurodollar Revolving Loan and 2.50 with respect to any ABR Revolving Loan, and 3.75 with respect to any Eurodollar Term Loan and 2.75 with respect to any ABR Term Loan, and (B) thereafter, with respect to any Revolving Loan, the applicable percentage set forth below:

Total Leverage Ratio	**ABR Loans**	**Eurodollar Loans**
Level I • 5.25:1.0	2.50	3.50
Level II < 5.25:1.0 but ≥ 4.5:1.0	2.25	3.25
Level III < 4.5:1.0 but ≥ 4.0:1.0	2.00	3.00
Level IV < 4.0:1.0	1.75	2.75

and with respect to any Term Loan, the applicable percentage set forth below:

Total Leverage Ratio	**ABR Loans**	**Eurodollar Loans**
Level I • 5.25:1.0	2.75	3.75
Level II < 5.25:1.0 but ≥ 4.5:1.0	2.50	3.50
Level III < 4.5:1.0 but ≥ 4.0:1.0	2.25	3.25
Level IV < 4.0:1.0	2.00	3.00

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of

delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level I (i) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, it being understood that the Applicable Margin shall revert to the level set forth on the table above upon the delivery of such financial statements, and (ii) at any time during the existence of an Event of Default.

(2) the definition of "Consolidated EBITDA" is hereby amended by deleting such definition in its entirety and replacing it with the following:

"**Consolidated EBITDA**" shall mean Consolidated Net Income for any period, adjusted by (x) *adding thereto*, in each case other than with respect to (g) below only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income:

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) fees, costs and expenses incurred in connection with the Transactions,

(f) the aggregate amount of all other non-cash items reducing Consolidated Net Income (including non-cash compensation charges resulting from stock options, restricted stock grants or other equity incentive programs, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(g) proceeds from business interruption insurance,

(h) (i) management fees to Sponsors or any of their Affiliates in the amounts and at the times specified in the Consulting Agreement, and (ii) consulting fees, advisory fees or similar fees to Sponsors or any of their Affiliates permitted by the terms of the Consulting Agreement and rendered in connection with any Permitted Acquisition or permitted Investment, Equity Issuance, recapitalization, Asset Sale or Indebtedness permitted under Article VI,

(i) costs, fees, expenses and charges made related to any Permitted Acquisition (other than the PFI Acquisition), any Investment permitted under Sections 6.04(e) and (t), any Equity Issuance made to unrelated third parties through the capital markets, any Asset Sale to an unrelated third party or any Indebtedness issued to an unrelated third party, including, without limitation, one-time compensation charges, stay bonuses paid to existing management and severance costs; *provided* that all such costs, fees, expenses and charges under this clause (i) shall not exceed $1.5 million per fiscal year of Borrower,

(j) fees and expenses in connection with the exchange of the Senior Subordinated Notes,

(k) expenses incurred to the extent reimbursed by third parties pursuant to indemnification provisions,

(l) any non-cash charges outside the ordinary course of business that result in an accrual of a reserve for cash charges in any future period,

(m) for the quarter ended September 24, 2005, expenses incurred or accrued through the fiscal quarter ended September 24, 2005 representing joint-care customer in-stock investments, inventory reduction impact and other expenses relating to the foregoing, not to exceed $12.4 million in the aggregate,

(n) fees and expenses incurred in connection with any restructuring (including severance expenses) of Borrower and its Subsidiaries during the fiscal quarters ended September 24, 2005, December 24, 2005 and March 25, 2006, not to exceed $3.0 million in the aggregate,

(o) fees and expenses incurred in connection with the employment of professionals to assist Borrower with respect to (i) any restructuring of Borrower and its Subsidiaries, (ii) the integration of the PFI Business (as defined in the PFI Acquisition Documents) and (iii) this Amendment, in each case during the fiscal quarters ended September 24, 2005, December 24, 2005 and March 25, 2006, not to exceed $1.0 million in the aggregate,

(p) non-capitalized transition and integration expenses incurred in connection with the PFI Acquisition and the integration of the PFI Business during the fiscal quarters ended September 24, 2005, December 24, 2005 and March 25, 2006, not to exceed $2.0 million,

(q) any non-cash charges that result from final accounting adjustments associated with the PFI Acquisition, including but not limited to, the value of inventory purchased solely in connection with the PFI Acquisition for prices above Borrower's manufacturing cost, not to exceed $3.0 million in the aggregate, and

(r) expenses incurred in connection with operating facilities that, prior to the PFI Acquisition, were operated by the PFI Business and to provide adequate inventory and to ensure continuous supplies to customers of the PFI Business during the fiscal quarters ended September 24, 2005, December 24, 2005 and March 25, 2006, not to exceed $1.5 million in the aggregate, and

(y) *subtracting therefrom* (a) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period and (b) the reversal of any reserve or the payment of any amount that was reserved, in each case, as described in clause (l) above.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

(3) by inserting the following definition in the appropriate alphabetical order to read as follows:

"**Liquidity Amount**" shall mean, as at any date of determination, the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries, *plus* Revolving Commitments of the Lenders, as the same may be reduced from time to time pursuant to Section 2.07, *minus* the aggregate Revolving Exposure of all Lenders; *provided*, that in the event that the Revolving Commitments of the Lenders shall be terminated or have expired, then the Liquidity Amount shall include all other revolving loan commitments reasonably acceptable to the Term Loan Lenders (such approval not to be unreasonably withheld).

(4) by inserting the following definition in the appropriate alphabetical order to read as follows:

"**Liquidity Certificate**" shall mean a certificate of a Financial Officer substantially in the form of Exhibit R.

(5) by inserting the following definition in the appropriate alphabetical order to read as follows:

"**PFI Acquisition**" shall mean the acquisition of the PFI Business (as defined in the PFI Acquisition Documents) from Pharmaceutical Formulations, Inc. pursuant to the terms of the PFI Acquisition Documents;

(6) by inserting the following definition in the appropriate alphabetical order to read as follows:

"**PFI Acquisition Documents**" shall mean the documentation

relating to the PFI Acquisition, including the Asset Purchase and Sale Agreement dated as of July 6, 2005 among Leiner Health Products L.L.C. and Pharmaceutical Formulations, Inc.;

(b) Section 5.01(d) of the Credit Agreement shall be amended and restated in its entirety as follows:

(d) Financial Officer's Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01 (a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 (including the aggregate amount of Excluded Issuances for such period and the uses therefor) and, in the case of Section 5.01(a) above, setting forth Borrower's calculation of Excess Cash Flow; (iii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of LHP Holdings and its Subsidiaries, which audit was conducted in accordance with GAAP, nothing came to their attention that caused them to believe that any Loan Party failed to comply with the terms, covenants, provisions or conditions of Article VI of this Agreement, insofar as they relate to financial and accounting matters or, if any Default has been noted, specifying the nature and extent thereof and (iv) as soon as available and in any event within 5 Business Days after the end of each calendar month, a Liquidity Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 5.15.

(c) Section 5.15 shall be inserted immediately after Section 5.14 of the Credit Agreement as follows:

SECTION 5.15 **Minimum Liquidity.** In the event that the Liquidity Amount, as of the last day of any fiscal month ending prior to the Liquidity Covenant End Date (as defined below), is less than $20,000,000, then LHP Holdings shall, within 10 Business Days following the date on which a Liquidity Certificate is required to be delivered pursuant to Section 5.01(d)(iv), issue equity securities to Sponsors in exchange for an equity investment by Sponsors in LHP Holdings in an amount of $6,500,000 (as such amount may be reduced by previous equity investments by Sponsors in LHP Holdings since September 23, 2005, which shall not contain terms less favorable to the Lenders than the Preferred Stock constituting part of the Equity Financing) on terms and conditions set forth in the Commitment Letter among Spon-

sors and the Borrower attached hereto as Exhibit S (the "**Commitment Letter**"), and which in any event shall not contain terms less favorable to the Lenders than the Preferred Stock constituting part of the Equity Financing, and LHP Holdings will in turn contribute such equity investment to Borrower. As used herein, "**Liquidity Covenant End Date**" shall mean the earliest to occur of the following after September 23, 2005: (i) the first date upon which Borrower's Total Leverage Ratio is equal to or less than 4.00 to 1.0, (ii) the purchase of equity securities of LHP Holdings by Sponsors and the corresponding contribution of equity to Borrower of an amount not less than cumulatively in the aggregate $6,500,000 (which in any event shall not contain terms less favorable to the Lenders than the Preferred Stock constituting part of the Equity Financing) and (iii) the Tranche B Maturity Date.

(d) Section 5.16 shall be inserted immediately after Section 5.15 of the Credit Agreement as follows:

SECTION 5.15 **PFI Acquisition Documents.** To the extent not provided to the Administrative Agent on or prior to September 23, 2005, Borrower shall provide the final PFI Acquisition Documents to the Administrative Agent as soon as reasonably practicable after the closing of the PFI Acquisition.

(e) (i) So long as the consummation of the PFI Acquisition has not occurred, Section 6.10(a) and (b) of the Credit Agreement shall be amended and restated in their entirety as follows:

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Total Leverage Ratio
September 24, 2005	6.10 to 1.0
December 24, 2005	6.10 to 1.0
March 25, 2006	6.10 to 1.0
June 24, 2006	6.10 to 1.0
September 23, 2006	6.10 to 1.0
December 23, 2006	6.10 to 1.0
March 31, 2007	5.75 to 1.0
June 30, 2007	5.75 to 1.0
September 29, 2007	5.25 to 1.0
December 29, 2007	5.25 to 1.0
March 29, 2008	4.75 to 1.0
June 28, 2008	4.75 to 1.0

September 27, 2008	4.25 to 1.0
December 27, 2008	4.25 to 1.0
March 28, 2009 and thereafter	4.00 to 1.0

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	**Minimum Consolidated Interest Coverage Ratio**
September 24, 2005	1.85 to 1.0
December 24, 2005	1.85 to 1.0
March 25, 2006	1.85 to 1.0
June 24, 2006	1.85 to 1.0
September 23, 2006	1.85 to 1.0
December 23, 2006	1.85 to 1.0
March 31, 2007	1.85 to 1.0
June 30, 2007	2.00 to 1.0
September 29, 2007	2.00 to 1.0
December 29, 2007	2.25 to 1.0
March 29, 2008	2.25 to 1.0
June 28, 2008	2.25 to 1.0
September 27, 2008	2.25 to 1.0
December 27, 2008	2.50 to 1.0
March 28, 2009 and thereafter	2.75 to 1.0

(ii) Upon the consummation of the PFI Acquisition, Section 6.10(a) and (b) of the Credit Agreement shall be amended and restated in their entirety as follows:

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	**Total Leverage Ratio**
September 24, 2005	5.85 to 1.0

December 24, 2005	5.85 to 1.0
March 25, 2006	5.85 to 1.0
June 24, 2006	5.65 to 1.0
September 23, 2006	5.65 to 1.0
December 23, 2006	5.65 to 1.0
March 31, 2007	5.50 to 1.0
June 30, 2007	5.50 to 1.0
September 29, 2007	5.00 to 1.0
December 29, 2007	5.00 to 1.0
March 29, 2008	4.50 to 1.0
June 28, 2008	4.50 to 1.0
September 27, 2008	4.00 to 1.0
December 27, 2008	4.00 to 1.0
March 28, 2009 and thereafter	3.75 to 1.0

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	**Minimum Consolidated Interest Coverage Ratio**
September 24, 2005	1.85 to 1.0
December 24, 2005	1.85 to 1.0
March 25, 2006	1.85 to 1.0
June 24, 2006	1.85 to 1.0
September 23, 2006	1.85 to 1.0
December 23, 2006	1.85 to 1.0
March 31, 2007	1.85 to 1.0
June 30, 2007	2.00 to 1.0
September 29, 2007	2.00 to 1.0
December 29, 2007	2.25 to 1.0
March 29, 2008	2.25 to 1.0
June 28, 2008	2.25 to 1.0
September 27, 2008	2.25 to 1.0
December 27, 2008	2.50 to 1.0
March 28, 2009 and thereafter	2.75 to 1.0

(f) Section 6.01(e) of the Credit Agreement shall be amended and restated in its entirety as follows:

> (e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations (including Merrill Indebtedness, as defined in the Security Agreement), and refinancings or renewals thereof, in an aggregate amount not to exceed $15.0 million at any time outstanding;

(g) Section 8.01(d) of the Credit Agreement shall be amended and restated in its entirety as follows:

> (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a), 5.08 or 5.15 or in Article VI;

SECTION TWO Acknowledgement. Each Lender executing a counterpart of this Amendment acknowledges that the PFI Acquisition, when consummated in accordance with the PFI Acquisition Documents, shall constitute a Permitted Acquisition notwithstanding any failure to satisfy the requirements of the definition of Permitted Acquisition; *provided* that:

(a) not less than $13.0 million of the consideration for the PFI Acquisition (which consideration, taken together with related transaction costs but excluding any adjustment relating to Net Working Capital (as defined in the PFI Acquisition Documents), is expected to be $26.0 million but in any event shall not exceed $26.5 million) shall be financed by the purchase of equity in LHP Holdings (and the immediate contribution of the proceeds of such equity purchase by LHP Holdings to Borrower) by Sponsors; *provided* that as set forth in Section 1(c) above Sponsors shall have committed to contribute additional equity of LHP Holdings of not less than $6,500,000 on terms and conditions set forth in the Commitment Letter, which in any event shall not contain terms less favorable to the Lenders than the Preferred Stock constituting part of the Equity Financing;

(b) on the date of the consummation of the PFI Acquisition and after giving effect thereto, the unused Revolving Commitments of the Lenders shall not be less than $14.0 million.

SECTION THREE Consent. Each Lender executing a counterpart of this Amendment hereby irrevocably consents to the following actions:

(a) the Collateral Agent shall execute the Amendment No. 1 and Acknowledgement, dated September 23, 2005 and attached hereto as Annex I, to that certain Security Agreement (the "**Security Agreement**"), dated as of May 27, 2004, among the Borrower as Pledgor, assignor and debtor, in favor of the Collateral Agent; and

(b) the Collateral Agent shall file the UCC-3 financing statements attached hereto as Annex II, relating to the security interest granted in favor of the Collateral Agent relating to equipment financed by the Merrill Indebtedness (as defined in the Security Agreement) and listed in Exhibit A thereto.

SECTION FOUR Conditions to Effectiveness. This Amendment shall become effective as of the date (the "**Effective Date**") when, and only when (i) the Administrative Agent shall have received counterparts of this Amendment executed by each of Borrower, the Administrative Agent and the Required Lenders, (ii) Borrower shall have delivered, by wire transfer of immediately available funds, to the Administrative Agent, for the account of each Lender signatory hereto, a fee in dollars equal to 0.25% of the aggregate principal amount of Loans and Revolving Commitments held by such lender as of the Effective Date, (iii) Borrower shall have delivered, by wire transfer of immediately available funds, to the Administrative Agent, payment for all costs, expenses and taxes due pursuant to Section Seven (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Lenders), (iv) the Administrative Agent shall have received the PFI Documentation in existence as of September 23, 2005 and the executed Commitment Letter, and in each case each Lender signatory hereto shall be reasonably satisfied therewith and (v) the Administrative Agent shall have received a legal opinion with respect to Commitment Letter in form and substance reasonably satisfactory to the Administrative Agent. The effectiveness of this Amendment (other than Sections Seven, Eight and Nine hereof) is conditioned upon the accuracy of the representations and warranties set forth in Section Five hereof.

SECTION FIVE Representations and Warranties. In order to induce the Lenders and the Agents to enter into this Amendment, Borrower represents and warrants to each of the Lenders and the Agents that after giving effect to this Amendment and the transactions contemplated hereby, (a) no Default or Event of Default has occurred and is continuing; and (b) all of the representations and warranties in the Credit Agreement are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

SECTION SIX Reference to and Effect on the Credit Agreement and the Notes. On and after the Effective Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of

any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION SEVEN Costs, Expenses and Taxes. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent and the Collateral Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Lenders) in accordance with the terms of Section 11.03(a)(i) of the Credit Agreement.

SECTION EIGHT Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION NINE Governing Law. **THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.**

[Signature Pages Follow]

LEINER HEALTH PRODUCTS INC.

By: ________________________________
Name:
Title:

LHP HOLDING CORP.

By: ________________________________
Name:
Title:

LEINER HEALTH PRODUCTS, LLC

By: ________________________________
Name:
Title:

LEINER HEALTH SERVICES CORP.

By: ________________________________
Name:
Title:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

[INSERT NAME OF LENDER], as Lender

By: ______________________________

Name:

Title:

EXHIBIT R

LIQUIDITY CERTIFICATE

I, [ ], the [Financial Officer] of [ ] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of May 27, 2004 as amended by that certain Amendment No. 1 and Acknowledgement dated as of September 23, 2005 (the "**Credit Agreement**"), among LEINER HEALTH PRODUCTS INC., a Delaware corporation (the "**Borrower**"), the Guarantor, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers and joint book-runners (in such capacity, each an "**Arranger**") MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, "**Syndication Agent**"), CREDIT SUISSE FIRST BOSTON, as documentation agent (in such capacity, "**Documentation Agent**"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "**Swingline Lender**"), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, "**Issuing Bank**"), as administrative agent (in such capacity, "**Administrative Agent**") for the Lenders and as collateral agent (in such capacity, "**Collateral Agent**") for the Secured Parties and the Issuing Bank:

Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by Borrower with Section 5.15 of the Credit Agreement. Borrower is in compliance with such Section as of [ ], 200[ ].[a]

[a] To be dated the last day of the previous fiscal month.

Dated this [ ] day of [ ], 20[ ].

[ ]

By: ______________________________

Name:

Title: [Financial Officer]

SCHEDULE A

Unrestricted cash and Cash Equivalents	$[ ]
plus Revolving Commitments of the Lenders as of [ ], 200[ ][a]	$[ ]
minus aggregate Revolving Exposure of all Lenders	$[ ]
TOTAL	$[ ]
Covenant Requirement	No less than $20,000,000

[a] To be dated the last day of the previous fiscal month.

EXHIBIT S

COMMITMENT LETTER

[Borrower to provide, subject to review]

ANNEX I

AMENDMENT NO. 1 AND ACKNOWLEDGEMENT TO THE SECURITY AGREEMENT

ANNEX II

UCC FINANCING STATEMENTS TO BE FILED